Exhibit 16.1

March 29, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by Infrastructure and Energy Alternatives, Inc. (formerly known as M III Acquisition Corp.) under Item 4.01 of its Form 8-K dated March 26, 2018.  We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K; we are not in a position to agree or disagree with other statements of Infrastructure and Energy Alternatives, Inc. (formerly known as M III Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP